UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/26/2009

RETAIL PRO, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23049

Delaware	33-0896617
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3252 Holiday Court
Suite 226
La Jolla, California 92037
(Address of principal executive offices, including zip code)

(858) 550-3355
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets

Retail Pro. Inc. (“Retail Pro” or the “Company”) and its subsidiaries are parties to an Asset Purchase Agreement, as amended, with their secured lenders Laurus Master Fund, Ltd. (In Liquidation), Valens Offshore SPV II, Corp., and Midsummer Investment, Ltd. (the “Lenders”).   Since January 10, 2009, the Company has been a Chapter 11 debtor in possession under the supervision of the United States Bankruptcy Court for the District of Delaware in Wilmington, Delaware in case no. 09-10087 (PJW).

On June 26, 2009, the Company completed the sale transaction contemplated by the Asset Purchase Agreement, having previously obtained the Bankruptcy Court’s approval of such transaction.  The sale included all or substantially all of the assets used in connection with the business of the Company and its subsidiaries Page Digital Incorporated, IP Retail Technologies International, Inc. and Sabica Ventures, Inc.  The purchaser of the assets was Retail Pro International, LLC, a newly organized company owned by the Lenders.

The assets acquired under the Asset Purchase Agreement included corporate facilities in Folsom, California, as well as related leasehold improvements, tangible personal property, intangible property, leases and contracts, accounts receivable, inventory and business records.  The consideration paid for the purchased assets, subject to certain adjustments, consisted of (a) a credit bid by the Purchasers of the aggregate principal, accrued interest, and fees, costs, and other outstanding charges owed to the Lenders by the Company, (b) a cash amount equal to $400,000, (c) the amounts necessary to cure, up to certain limitation, pre-bankruptcy monetary defaults under certain contracts, and (d) assumption of certain liabilities.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL PRO, INC.

Date: June 26, 2009	By:	/s/ Donald S. Radcliffe
Donald S. Radcliffe
President and Chief Executive Officer